Exhibit 99.1

NEWS RELEASE
CONTACT:
Kim P. Boswood	1780 South Bellaire Street	Listed: AMEX
Investor Relations (Ext. 118)	Suite 100	Trading Symbol: AMV
kimb@amvproperties.com	Denver, CO 80222	www.amvproperties.com
Fax: (303) 296-7353

AMERIVEST PROPERTIES ANNOUNCES AGREEMENT TO SELL FINANCIAL PLAZA IN MESA, ARIZONA

                DENVER, CO, December 16, 2005 — AmeriVest Properties Inc. (AMEX: AMV) announced today that it has entered into a definitive agreement to sell Financial Plaza in Mesa, Arizona to a public real estate investment trust.  Financial Plaza totals approximately 311,000 square feet and is approximately 85% leased.  The total sale price for Financial Plaza is $55 million ($177 psf) which includes an assumption of existing debt to AmeriVest Properties of approximately $23.7 million plus additional debt provided to buyer by the lender.  The estimated net cash proceeds to AmeriVest are expected to be approximately $29 million after repayment of first mortgage debt and approximately $2 million in closing costs and adjustments.  All proceeds from the sale will be used to repay indebtedness under AmeriVest’s unsecured credit facility.  The transaction is expected to close in January 2006, and is subject to customary closing conditions, including the lender’s approval of the buyer’s assumption of the debt. Based on current book values and estimated closing costs, AmeriVest expects to record a gain on sale of approximately $16 million for financial reporting purposes.  There can be no assurance that the transaction will be completed on the terms in the time frame described above.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small Business® in Denver, Phoenix, Dallas, and Indianapolis through the acquisition, repositioning and operation of multi-tenant office buildings in those markets.  To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2004 Annual Report on Form 10-K and from time to time in the Company’s filings with the Securities and Exchange Commission.